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                                                                   EXHIBIT 10.51


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (the "Agreement") is made the 25th day of August, 1997, by and between National Energy Group, Inc., a Delaware corporation acting by and through its hereunto duly authorized officer (the "Company"), and C. Dewayne Cravens (the "Executive").

         WHEREAS, the Executive is presently in the employ of the Company in the capacity of Vice President of Engineering and Production is willing to provide certain employment assurances to the Executive in the event of a Change of Control (as defined below) of the Company as incentive and inducement for the Executive to continue in such employment in his present capacity after a Change of Control; and

         WHEREAS, in consideration of such employment assurances, the Executive is willing to remain in the employ of the Company in the capacity of Vice President of Engineering and Production after a Change of Control of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

         1. Employment. In consideration of the benefits hereinafter specified, the Executive hereby agrees to continue his employment with the Company in the capacity of Vice President of Engineering and Production after a Change of Control of the Company and to discharge his duties in such capacity during the term of this Agreement.

         2. Exclusive Services. The Executive shall devote his full working time, ability and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation or organization, whether for compensation or otherwise, without the prior knowledge and consent of the Board of Directors (the "Board") or President and Chief Executive Officer of the Company; provided, however, that the provisions of this Agreement shall not be construed as preventing the Executive from investing in other non-competitive businesses or enterprises if such investments do not require substantial services on the part of the Executive in the affairs or operations of any such business or enterprise so as to significantly diminish the performance by the Executive of his duties, functions and responsibilities under this Agreement. During the term of this Agreement, the Executive shall not, directly or indirectly, either through any kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than five percent (5%) of any class of outstanding securities) or as a director, officer, agent, employee or consultant engage in any business that is competitive with the Company.

         3. Authority and Duties. During the term of this Agreement, the Executive shall have such authority and shall perform such duties, functions and responsibilities as are specified by the Bylaws of the Company, the Executive Committee, the Board of Directors, or the President of the Company and/or as are appropriate for the office of the Vice President of Engineering and Production and shall serve with the necessary power and authority commensurate with such position. If the Company removes the Executive from the office of the Vice President of Engineering and Production of the Company after a Change of Control or limits, restricts or reassigns his authority and responsibility after a Change of Control so as to be less significant than, or not comparable to, that to which he held immediately preceding such Change of Control in his capacity as Vice President of Engineering and Production without his prior mutual consent, the Executive shall be entitled to resign for good reason and receive the Severance Benefits set



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forth in this Agreement.

         4. Compensation. In consideration for the services to be rendered by the Executive to the Company and/or its subsidiaries, the Company shall pay to the Executive at least the gross cash compensation and shall award to the Executive at least the bonuses as set forth below:

===================================================================================================================================

             ANNUAL PERIOD                                 ANNUAL                                ANNUAL BONUS
                                                         BASE SALARY
-----------------------------------------------------------------------------------------------------------------------------------
For the one year period following         100% of the average of the Executive's      100% of the average of the bonuses paid
effective date of a Change of Control     annual base salary in effect immediately    to the Executive for each of the three
                                          prior to the Change in Control and of       fiscal years before the Change in Control
                                          the Executive's annual base salary for
                                          each of the immediately preceding two
                                          years

-----------------------------------------------------------------------------------------------------------------------------------

For the second year following             100% of the average of the Executive's      100% of the average of the bonuses paid
effective date of a Change of Control     annual base salary on the date that is      to the Executive for the three
                                          one year after the Change in Control        immediately preceding fiscal years
                                          and of the Executive's annual base
                                          salary for each of the immediately
                                          preceding two years

-----------------------------------------------------------------------------------------------------------------------------------

For the third year following              100% of the average of the Executive's      100% of the average of the bonuses paid
effective date of a Change of Control     annual base salary on the date that is      to the Executive for the three
                                          two years after the Change in Control       immediately preceding fiscal years
                                          and of the Executive's annual base salary
                                          for each of the immediately preceding
                                          two years

===================================================================================================================================


In the event that the Executive shall not have been employed for three years prior to the effective date of this Agreement, the Executive's annual base compensation rate or bonus rate shall be averaged over the actual period of employment of the Executive by the Company.

         Each of the annual base salary amounts set forth above shall be paid to the Executive in equal monthly installments, or as otherwise agreed, during each corresponding year of the term of this Agreement, provided that for any period of less than one (1) year, the annual base salary shall be pro-rated accordingly. The annual bonus amount indicated above or amounts in excess of such indicated bonus shall be awarded no later than December 31 of the corresponding annual period. The amount set forth above is compensation to the Executive or gross amounts due hereunder, and the Company shall have the right to deduct therefrom all taxes and other amounts which may be required to be deducted or withheld by law (including, but not limited to, income tax, withholding, social security and medicare payments) whether such law is now in effect or becomes effective after the execution of this Agreement.

         5. Benefits and Business Expenses. During the term hereof:

                  (a) The Executive shall be entitled to continue his participation in programs maintained by the Company for the benefit of its employees and officers and to participate in new or amended programs, including, but not limited to, medical, health, life, accident and disability insurance programs, pension plans, incentive compensation plans, stock option plans, stock appreciation rights plans, and limited stock appreciation rights plans.


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         The Company shall not terminate nor amend such plans to the detriment of the Executive.

                  (b) To the extent that the Company has provided the Officer with an automobile, club memberships, association and trade memberships and other memberships prior to the Change of Control, the Company shall continue to provide the Officer with such items, of a comparable nature, following a Change of Control. The Company shall pay the expenses of such automobile, memberships and subscriptions.

                  (c) The Executive shall be reimbursed for any business expenses reasonably incurred in carrying out his duties, functions and responsibilities upon presentation of expense reports to the Company.

         6. Term. This Agreement shall have a term of three (3) years commencing on the effective date of a Change of Control and shall be automatically extended on the 9th day of each and every calendar month during the term of this Agreement for an additional calendar month so that at the beginning of each and every month during the term of this Agreement there shall be a remaining term of three (3) years (but in no event beyond the time the Executive reaches age 65 unless and until the Company gives written notice to the Executive that the term of this Agreement shall not be further so extended, in which case the Executive shall be entitled to resign for good reason. The provisions of this Section 6 shall apply to each Change of Control irrespective of any Changes of Control which may have occurred previously.

         7. Severance Benefits After Change Of Control. In addition to such compensation and other benefits payable to or provided for the Executive as authorized by the Board from time to time, Executive shall be entitled to receive in lieu of the compensation described in paragraph 4 hereof, and the Company shall pay or provide to the Executive the following severance benefits (the "Severance Benefits") in the event that, during the term hereof, the Company discharges the Executive without cause or the Executive resigns for good reason after a Change of Control, to-wit:

                  (a) The Company shall pay to the Executive a lump sum cash payment (multiplied by the applicable factor described below) payable on such date of termination of employment equal to the Executive's "base compensation" then in effect, which shall, and is defined to, consist of the sum of (i) the Executive's annual base salary then in effect, (ii) the average of the amounts of the last three annual cash bonuses paid or granted to, or earned by, the Executive, and (iii) the average of the total amounts of the Company's contributions to its retirement plan allocable to the Executive on a fully vested basis for the last three fiscal years of the retirement plan. The amount of the "base compensation" payable to the Executive pursuant to this Section 7(a) shall be multiplied by the number three (3) for the purposes of determining the lump sum cash severance payment due under this Section 7(a).

                  (b) All stock options granted by the Company to the Executive, all contributions made by the Executive and by the Company for the account of the Executive to any pension, retirement or any other benefit plan, and all other benefits or bonuses, including but not limited to net profits interests which contain vesting or exercisability provisions conditioned upon or subject to the continued employment of the Executive, shall become fully vested and exercisable and shall remain fully exercisable for a period of the later of three hundred sixty (360) days after (i) the date of such termination of employment, or (ii) the termination of this Agreement.


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                  (c) The Company shall continue the participation of the
         Executive in all life, accident, disability, medical, dental and all other health and casualty insurance plans maintained by the Company for its officers and employees for a period of one (1) year after the date of such termination of employment or for such longer period as may be required by applicable law.

                  (d) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a disqualified individual (as the term "disqualified individual" is defined in Section 280G of the Code) and if any portion of the Severance Benefits under this Section 7 of this Agreement would be an excess parachute payment (as the term "excess parachute payment" is defined in Section 280G of the Code) but for the application of this sentence, then the amount of the Severance Benefits otherwise payable to the Executive pursuant to this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the Severance Benefits, as so reduced, constitutes an excess parachute payment. The determination of whether any reduction in the amount of the Severance Benefits is required pursuant to this Section 7(d) will be made by the Company's independent accountants. The fact that the Executive has his Severance Benefits reduced as a result of the limitations set forth in this Section 7(d) will not of itself limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement.

                  (e) The Company has determined that the amounts payable under this Agreement constitute reasonable compensation for services rendered. Accordingly, notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any amount is paid pursuant to this Agreement which is determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay to the Executive an additional amount in cash equal to the amount necessary to cause the aggregate amount payable under this Agreement, including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code), to be equal to the aggregate amount payable under this Agreement, excluding such additional payment (net of all federal, state and local income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

         8. Place of Performance. During the term hereof:

                  (a) The principal office of the Executive and the principal place for performance by him of his duties, functions and responsibilities under this Agreement shall be in the City or suburbs of Dallas, Texas.

                  (b) It is recognized that the performance of the Executive's duties hereunder may occasionally require the Executive, on behalf of the Company, to be away from his principal office for business reasons. Unless consent of the Executive is obtained, such periods of being away from his principal office on behalf of the Company shall not exceed thirty (30) calendar days per year.

         9. Definition of Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of one or more of the following events: (i) a person or entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons or entities shall have become the beneficial owner of a majority of the securities of the Company ordinarily having the right to vote in the election of directors, (ii) during any consecutive two-year period,


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individuals who at the beginning of such period constituted the Board of
Directors of the Company (together with any directors who are members of such Board of Directors of the Company on the date hereof and any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of 66b% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any person or entity or group (as so defined in Section 13(d)(3) of the Exchange Act) of persons or entities (other than any wholly owned subsidiary of the Company), or (iv) the merger or consolidation of the Company into or with another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction any person or entity or group (as so defined in Section 13(d)(3) of the Exchange Act) of persons or entities, or the stockholders of any other entity, shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors. The Alexander Energy Corporation merger, however it might be structured, shall not constitute a Change of Control under this Agreement.

         10. Discharge with Cause. For the purposes of this Agreement, the Company shall be deemed to have discharged the Executive for cause only if any one of the following conditions existed:

                  (a) If the Executive shall have willfully breached or habitually neglected his duties and responsibilities as the Vice President of Engineering and Production of the Company; or

                  (b) If the Executive shall have been convicted of any felony offense during the term of this Agreement.

The discharge of the Executive by the Company when none of the foregoing conditions exist shall be deemed to be a discharge without cause.

         11. Resignation for Good Reason. For the purposes of this Agreement, the Executive shall have resigned for good reason if any one of the following conditions existed at the time of his resignation:

                  (a) If the Company shall have assigned to the Executive authority and responsibilities less significant than, or not comparable to, that which he had in his capacity as Vice President of Engineering and Production immediately preceding a Change of Control or shall otherwise so limit or restrict his authority and responsibilities after a Change of Control;

                  (b) The Company shall have reduced the Executive's annual base salary below his annual base salary in effect on the effective date of a Change of Control or the Company shall have reduced the Executive's annual cash bonus below that of his last annual cash bonus prior to the effective date of a Change of Control;


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                  (c) The Company shall have taken any actions having the
         purpose or intent and the effect of inducing the Executive to resign, such as failing to provide the Executive with all personnel benefits which are otherwise generally provided to executive officers of the Company or reasonably necessary or appropriate for the performance by the Executive of his duties as Vice President of Engineering and Production of the Company; or

                  (d) The Company shall have declined to extend the term of this Agreement pursuant to Section 6 hereof.

         12. Termination Upon Death. This Agreement shall terminate immediately upon the date of the death of the Executive.

         13. Remedies. If the Executive shall file any judicial action for enforcement of this Agreement and successfully recover compensation or damages, the Executive shall be entitled to recover from the Company an additional amount equal to interest at ten percent (10%) per annum on the amount recovered from the date such amount was due and payable together with all expenses and reasonable attorneys' fees incurred in obtaining legal advice and counselling respecting his rights under this Agreement and in prosecuting and disposing of such action. The provisions of this Section shall be cumulative and without prejudice to any other right or remedy to which the Executive may be entitled either at law, in equity or under this Agreement and shall not constitute the exclusive remedy of the Executive for breach of this Agreement.

         14.      General Provisions.

                  (a) Notices. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by fax, or by mail, registered or certified, postage prepaid, return receipt requested, addressed to the parties at their respective addresses set forth below their signatures to this Agreement, or at such other addresses as they may specify to the other in writing.

                  (b) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  (c) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

                  (d) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.


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                  (e) Binding Effect. This Agreement shall extend to and be
         binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. All of the provisions of this Agreement shall be fully applicable to any successor to the Company resulting from a Change of Control. The Company agrees that in the event of a tender or exchange offer, merger, consolidation or liquidation or any such similar event involving the Company, its securities or assets, it shall reveal the existence of this Agreement to the acquiring person or entity. The Company further agrees that if such action is not inconsistent with the best interests of the Company, it shall condition approval of any transactions proposed by the acquiror upon obtaining the consent, in writing, of the potential successor to the Company to be bound by this Agreement. In the event the Executive dies prior to the termination of this Agreement, any compensation or other payment due and owing to the Executive on or before the date of the Executive's death shall be paid to his estate, executors, administrators, heirs or legal representatives. Since the duties and services of the Executive hereunder are special, personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

                  (f) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provisions by either party or of the breach of any other term or provision of this Agreement.

                  (g) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph or provision of this Agreement.

                  (h) Certain Conflicts. The parties hereto acknowledge and agree that Executive has entered into that certain letter agreement pertaining to the Executive's employment with the Company dated August 13, 1997 (the "Letter Agreement"). Where a conflict may arise between the provisions of this Agreement and the Letter Agreement, the provisions of the Letter Agreement shall apply.

                  (i) Mediation/Arbitration. In the event of a dispute between the parties to this agreement, the parties agree to participate in good faith in a minimum of four (4) hours of mediation in Dallas, Texas with an attorney-mediator trained and certified by the American Arbitration Association, the United States Arbitration and Mediation Service, or any comparable organization, and to abide by the mediation procedures and decision of such organization. The parties agree to equally bear the costs of the mediation. In the event the parties cannot resolve their dispute through mediation as described herein, the parties agree to participate in binding arbitration pursuant to the rules of the American Arbitration Association or mutually agreeable similar organization. Such arbitration shall be held in Dallas, Texas, shall be binding and nonappealable and a judgment on the award to the prevailing party (inclusive of reasonable attorney's fees and costs) may be entered in any court having competent jurisdiction.


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         IN WITNESS WHEREOF, the Company and the Executive have executed this
Executive Employment Agreement as of the day and year first written above, effective as of the date specified above.

                                  COMPANY:

                                  NATIONAL ENERGY GROUP, INC.


                                  By: /s/ MILES D. BENDER
                                     ------------------------------------------
                                        Miles D. Bender
                                        President and Chief Executive Officer

                                  4925 Greenville Avenue, Suite 1400
                                  Dallas, Texas 75206
                                  (214) 692-9211
                                  (214) 692-5055 (Fax)


                                  EXECUTIVE:

                                  /s/ C. DEWAYNE CRAVENS
                                  ---------------------------------------------
                                  C. DEWAYNE CRAVENS

                                  3629 Cross Bend Road
                                  Plano, TX 75023-5826



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